Exhibit 4.5

Companies (Jersey) Law 1991

Number of certificate	Number of shares

Crown LNG Holdings Limited

Company number: 149912

Dated: [            ] 20[    ]

This is to certify that [name of shareholder] of [address] is the registered holder of [number in words] [number in numerals] [insert class of shares] shares of [Amount in words] [Amount in numerals] each being [partly paid to the extent of [amount in words][amount in numerals] per share]]/[fully paid][and numbered [insert share numbering]] in the above-named company, subject to the memorandum and articles of association of the company.

Director	Director/Secretary